                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                       ESTERLINE TECHNOLOGIES CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                             Robert W. Stevenson
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per  Exchange Act  Rules 0-11(c)(1)(ii),  14a-6(i)(1), 14a-6(i)(2)  or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee  computed  on   table  below   per  Exchange   Act  Rules   14a-6(i)(4)
     and 0-11.
     1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
     5) Total fee paid:
        ------------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     3) Filing Party:
        ------------------------------------------------------------------------
     4) Date Filed:
        ------------------------------------------------------------------------

                  NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

                       ESTERLINE TECHNOLOGIES CORPORATION

                              10800 NE 8TH STREET
                           BELLEVUE, WASHINGTON 98004

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MARCH 6, 1996
                             ---------------------

To the Shareholders of Esterline Technologies Corporation:

    NOTICE IS HEREBY GIVEN that the 1996 ESTERLINE TECHNOLOGIES CORPORATION annual meeting of shareholders will be held on Wednesday, March 6, 1996 at 10:00 a.m., at the Hyatt Regency Bellevue, 900 Bellevue Way, Bellevue, Washington for the following purposes:

    (1) to elect three directors of the Company to serve a term of three years;

    (2) to ratify the selection of Deloitte & Touche LLP, as the Company's independent auditors for the fiscal year 1996; and

    (3) to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

    The Board of Directors has fixed the close of business on January 15, 1996, as the record date for determination of shareholders entitled to notice of and to vote at the meeting or any adjournment or postponement thereof.

    Esterline Technologies Annual Report for the fiscal year 1995 is enclosed for your convenience.

    YOUR VOTE IS IMPORTANT. PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE TO ENSURE THAT YOUR SHARES WILL BE REPRESENTED AT THE ANNUAL MEETING. HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES MUST BE PRESENT EITHER IN PERSON OR BY PROXY FOR THE MEETING TO BE HELD. IF YOU ATTEND THE MEETING AND VOTE YOUR SHARES PERSONALLY, ANY PREVIOUS PROXIES WILL BE REVOKED.

                                          By order of the Board of Directors

                                          ROBERT W. STEVENSON
                                          EXECUTIVE VICE PRESIDENT,
                                          CHIEF FINANCIAL OFFICER, SECRETARY,
                                          AND TREASURER

                                          January 16, 1996

                                PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MARCH 6, 1996
                             ---------------------

    This proxy statement, which is first being mailed to shareholders on or about January 24, 1996, has been prepared in connection with the solicitation by the Board of Directors of Esterline Technologies Corporation (the "Company") of proxies in the accompanying form to be voted at the 1996 annual meeting of shareholders of the Company to be held on March 6, 1996, and at any adjournment or postponement thereof. The Company's principal executive office is at 10800 NE 8th Street, Bellevue, Washington 98004.

    The cost of this solicitation will be borne by the Company. In addition to solicitation by mail, officers and employees of the Company may solicit the return of proxies by telephone, telegram, messenger or personal interview without additional compensation. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals, and the Company may reimburse such persons for their expenses in so doing.

    Any proxy given pursuant to the solicitation may be revoked at any time prior to being voted. A proxy may be revoked by the record holder or other person entitled to vote (a) by attendance in person at the meeting and voting the shares, (b) by executing another proxy dated as of a later date, or (c) by written notification to the Secretary of the Company, at its address set forth on the notice of the meeting, if received prior to the meeting date. All shares represented by valid proxies will be voted at the meeting. Proxies will be voted in accordance with the specification made therein or, in the absence of specification, in accordance with the provisions of the proxy.

    The Board of Directors has fixed the close of business on January 15, 1996, as the record date for determination of holders of common stock of the Company (the "Common Stock") entitled to notice of and to vote at the annual meeting. At the close of business on the record date there were outstanding and entitled to vote 6,658,560 shares of Common Stock, which are entitled to one vote per share held on all matters which properly come before the annual meeting. The presence in person or by proxy of the holders of record of a majority of the outstanding shares of Common Stock entitled to vote is required to constitute a quorum for the transaction of business at the meeting. Abstentions and broker non-votes will be considered represented at the meeting for the purpose of determining a quorum. The Common Stock is listed for trading on the New York Stock Exchange.

    Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspectors of election appointed for the Annual Meeting. The inspectors of election will determine whether or not a quorum is present at the Annual Meeting. The inspectors of election will treat abstentions as shares of Common Stock that are present and entitled to vote for purposes of determining the presence of a quorum. Under certain circumstances, a broker or other nominee may have discretionary authority to vote certain shares of Common Stock if instructions have not been received from the beneficial owner or other person entitled to vote. If a broker or other nominee indicates on the proxy that it does not have instructions or discretionary authority to vote certain shares of Common Stock on a particular matter, those shares will not be considered as present for purposes of determining whether a quorum is present or whether a matter has been approved.

                             ELECTION OF DIRECTORS

    Three directors are to be elected at the 1996 annual meeting of shareholders to serve three-year terms expiring at the 1999 annual meeting or until their successors are elected and qualified. The Board of Directors recommends a vote FOR the three director nominees named below.

    Directors of the Company are normally elected for three-year terms which are staggered such that one-third of the directors are elected each year. The current directors whose terms expire at the 1996 annual meeting are E. John Finn, Robert F. Goldhammer, and Jerome J. Meyer. All have been nominated for re-election to serve for terms expiring at the 1999 annual meeting.

    Information as to each nominee and each director whose term will continue after the 1996 annual meeting is provided below. The three director nominees who receive the greatest number of votes cast at the meeting by shareholders entitled to vote, either in person or by proxy, shall be elected directors. In the election of directors, any action other than a vote FOR the nominee will have the practical effect of voting against the nominee. Unless otherwise instructed, it is the intention of the persons named in the accompanying proxy to vote shares represented by properly executed proxies FOR the three nominees named below. The Board of Directors knows of no reason why any of the nominees will be unable or unwilling to serve. If any nominee becomes unavailable to serve, it is intended that the persons named as proxies will vote for the election of such other persons, if any, as the Board of Directors may recommend.

                                   NOMINEES:

E. JOHN FINN

DIRECTOR AND CONSULTANT, DORR-OLIVER INCORPORATED. Age 64. Mr. Finn is the retired Chairman and Partner of Dorr-Oliver Incorporated (a fluid/particle treatment equipment manufacturer), having held such positions from 1988 to 1995, and is a director of and consultant to Dorr-Oliver Incorporated. He is also a director of Advanced Refractory Technologies and Stanley Technology Group, Inc. and is on the Advisory Board of Bay Mills Ltd. He has been a director of the Company since 1989.

ROBERT F. GOLDHAMMER

CHAIRMAN, IMCLONE SYSTEMS, INCORPORATED. Age 64. Mr. Goldhammer has been the Chairman of ImClone Systems, Incorporated (a biotechnology company) since 1984. Prior thereto, he was a partner at Rohammer Corporation from 1989 to 1991. He is a director of EG&G, Inc. and a partner at Concord International Investments Group L.P., and has been a director of the Company since 1974.

JEROME J. MEYER

CHAIRMAN AND CHIEF EXECUTIVE OFFICER, TEKTRONIX, INC. Age 57. Mr. Meyer has been the Chairman and Chief Executive Officer of Tektronix, Inc. (an electronic equipment manufacturer) since 1990 and was the President of Industrial Group of Honeywell, Inc. from 1988 to 1990. He is a director of Portland General Corporation and Standard Insurance Company. He has been a director of the Company since 1992.

                             CONTINUING DIRECTORS:

GILBERT W. ANDERSON

PRESIDENT AND CHIEF EXECUTIVE OFFICER (RETIRED), PHYSIO-CONTROL CORPORATION. Age
67. Mr. Anderson is the retired President and Chief Executive Officer of Physio-Control Corporation (a medical equipment manufacturer), having held such positions from 1986 to 1991 and is a private investor. He is also a director of Key Trust Company of the Northwest and SpaceLabs Medical. He has been a director of the Company since 1991 and his term expires in 1997.

JOHN F. CLEARMAN

PRESIDENT AND CHIEF EXECUTIVE OFFICER (RETIRED), NC MACHINERY CO. Age 58. Mr. Clearman is the retired President and Chief Executive Officer of NC Machinery Co. (a heavy machinery distributor), having held such positions from 1986 through 1994, and is the Vice Chairman of Metropolitan Bancorp. He has been a director of the Company since 1989 and his term expires in 1998.

EDWIN I. COLODNY

CHAIRMAN AND CHIEF EXECUTIVE OFFICER (RETIRED), USAIR GROUP, INC. Age 69. Mr. Colodny is the retired Chairman and Chief Executive Officer of USAir Group, Inc. (an airline holding company), having held such positions from 1983 to 1991 and Of Counsel at Paul, Hastings, Janofsky & Walker. Mr. Colodny is a director of USAir Group, Inc., Lockheed Martin Corporation, Comsat, Inc. and Ascent Entertainment Group, Inc.
He has been a director of the Company since 1992 and his term expires in 1998.

WENDELL P. HURLBUT

CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER, ESTERLINE TECHNOLOGIES. Age 64. Mr. Hurlbut has been Chairman, President and Chief Executive Officer of the Company since January 1993. From February 1989 through December 1992, he was President and Chief Executive Officer. From June 1988 to February 1989, he was President and Chief Operating Officer. From November 1987 to June 1988, he was Executive Vice President, Operations. Mr. Hurlbut is also a member of the Board of Directors of the National Association of Manufacturers. He has been a director of the Company since 1989 and his term expires in 1997.

PAUL G. SCHLOEMER

PRESIDENT AND CHIEF EXECUTIVE OFFICER (RETIRED), PARKER HANNIFIN CORPORATION. Age 67. Mr. Schloemer is the retired President and Chief Executive Officer of Parker Hannifin Corporation (a manufacturer of motion control products), having held such positions from 1984 to 1993 and is a director of Parker Hannifin Corporation, Rubbermaid Incorporated and AMP Incorporated. He has been a director of the Company since 1993 and his term expires in 1998.

MALCOLM T. STAMPER

VICE CHAIRMAN (RETIRED), THE BOEING COMPANY. Age 70. Mr. Stamper is the retired President and Vice Chairman of The Boeing Company (an aerospace company), having held such positions from 1985 to 1992 and has been the Chairman, Chief Executive Officer, and Publisher of Storytellers Ink since 1990. He is a director of Chrysler Corporation and Whittaker Corp. He has been a director of the Company since 1991 and his term expires in 1997.

                       OTHER INFORMATION AS TO DIRECTORS

DIRECTOR COMPENSATION

    The Company pays each non-employee director an annual retainer fee of $20,000 for services on the Board and all committees thereof, a fee of $1,000 for each special meeting attended, and a fee of $200 for each telephonic meeting in which they participate. The Company also pays non-employee committee chairmen an annual fee of $5,000. In addition, the Company pays non-employee directors additional compensation in the form of an annual issuance to each director of $5,000 worth of fully-paid Company Common Stock and reimburses each such director in cash for the payment of income taxes on this stock. This "gross up" of income taxes is approximately $3,300 at current rates. Employees of the Company serving on the Board and committees thereof receive no additional compensation for such service. There were five meetings of the Board of Directors during fiscal 1995.

BOARD COMMITTEES

    THE AUDIT COMMITTEE, currently consisting of Messrs. Clearman (Chairman), Anderson, Colodny, Meyer and Schloemer, recommends to the Board the independent auditors to be selected to audit the Company's annual financial statements and reviews the fees charged for audits and for any non-audit assignments. This Committee also reviews: (1) the scope and results of the annual audit by the independent auditors, any recommendations of the independent auditors resulting therefrom and management's response thereto, (2) the accounting principles being applied by the Company in financial reporting, (3) the activities of the Company's internal auditors and the adequacy of internal accounting controls and
(4) such other related matters as it deems appropriate. In addition, during 1995, the board expanded the committee's responsibilities to allow the committee to periodically review the Company's environmental compliance practices and management system. The Audit Committee met five times during 1995.

    THE COMPENSATION & STOCK OPTION COMMITTEE, currently consisting of Messrs. Goldhammer (Chairman), Finn and Stamper, recommends the form and level of compensation for officers of the Company. The Compensation & Stock Option Committee has also been appointed by the Board of Directors to administer the Company's stock option plans and incentive compensation plans. The Compensation & Stock Option Committee met four times during 1995.

    THE EXECUTIVE COMMITTEE, currently consisting of Messrs. Hurlbut (Chairman), Finn, Goldhammer and Stamper, reviews situations that might, at some future time, become items for consideration of the entire Board of Directors and acts on behalf of the entire Board of Directors between its meetings. The Executive Committee met once during fiscal 1995.

    THE NOMINATING COMMITTEE, currently consisting of Messrs. Stamper (Chairman), Colodny and Finn, recommends individuals to be presented to the shareholders of the Company for election or re-election to the Board of Directors. Written proposals from shareholders for nominees for directors to be elected at the 1997 annual meeting which are submitted to the Secretary of the Company by September 14, 1996, and which contain sufficient background information concerning the nominee to enable a proper judgment to be made as to his or her qualifications, will be considered by the Nominating Committee. The Nominating Committee met once during fiscal 1995.

    Each director, during fiscal 1995, attended at least 75% of the total number of meetings of the Board of Directors and Board committees of which he was a member.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of October 31, 1995, by (i) each person or entity who is known by the Company to own beneficially more than 5% of the Company's Common Stock, (ii) each of the Company's directors, (iii) each of the Company's named executive officers, and (iv) all directors and executive officers of the Company as a group.

                                                                                                        NUMBER OF     PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER (1)                                                               SHARES (2)       CLASS
----------------------------------------                                                              -------------   ----------
The Prudential Insurance Company of America.........................................................  661,389(3)         9.9%
  Prudential Plaza, Newark, NJ 07102
Merrill Lynch & Co., Inc............................................................................  350,600(4)         5.3%
  World Financial Center, North Tower,
  250 Vesey Street, New York, NY 10281
Wendell P. Hurlbut..................................................................................  186,821(5)         2.7%
Robert W. Stevenson.................................................................................  100,362(5)(6)      1.5%
Robert W. Cremin....................................................................................   84,150(5)(6)      1.3%
Stephen R. Larson...................................................................................   62,500(5)        *
Larry A. Kring......................................................................................   50,200(5)        *
E. John Finn........................................................................................   18,344           *
Robert F. Goldhammer................................................................................   11,094           *
John F. Clearman....................................................................................    5,344           *
Gilbert W. Anderson.................................................................................    2,466           *
Edwin I. Colodny....................................................................................    2,344           *
Jerome J. Meyer.....................................................................................    1,344           *
Paul G. Schloemer...................................................................................    1,344           *
Malcolm T. Stamper..................................................................................    1,344           *
Directors, nominees and executive officers as a group (14 persons)..................................  531,407(5)(6)      7.5%

------------------------
 * Less than 1%

(1) Unless otherwise indicated, the business address of each of the shareholders named in this table is Esterline Technologies Corporation, 10800 NE 8th Street, Bellevue, Washington 98004.
(2) Unless otherwise indicated in the footnotes to this table, the person and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.
(3) The holding shown is based on a Schedule 13G filed with the SEC on or about April 10, 1995 by The Prudential Insurance Company of America, an insurance company, a registered broker-dealer and a registered investment advisor that disclaims beneficial ownership of these shares. Based on the information in such filing, shared voting and dispositive power is reported with respect to all of the shares.
(4) The holding shown is based on an amended Schedule 13G jointly filed with the SEC on or about February 14, 1995 by Merrill Lynch & Co., Inc., a holding company, Merrill Lynch Group, Inc., a holding company, Princeton Services, Inc., a holding company, Fund Asset Management, L.P., a registered investment advisor, and Merrill Lynch Phoenix Fund, Inc., a registered investment company. All parties to the joint filing disclaim beneficial ownership of these shares. Based on the information in such filing, shared voting and dispositive power is reported to all of the shares, and sole voting and dispositive power is reported with respect to none of these shares.
(5) Includes shares subject to options granted under the Company's 1987 Stock Option Plan which are exercisable currently or within 60 days of the date of this proxy statement as follows: Mr. Cremin, 81,250 shares; Mr. Hurlbut, 147,500 shares; Mr. Kring, 45,000 shares; Mr. Larson, 62,500 shares; Mr. Stevenson, 90,000 shares; and directors, nominees and executive officers as a group, 430,000 shares.
(6) Includes shares held in the name of children as follows: Mr. Cremin, 300 shares and Mr. Stevenson, 3,400 shares.

                             EXECUTIVE COMPENSATION

    The following table summarizes compensation paid or accrued during fiscal years 1995, 1994 and 1993 for services in all capacities to the Company by the persons who, at October 31, 1995, were the Chief Executive Officer and the four other most highly compensated executive officers of the Company (collectively the "Named Executive Officers"):

SUMMARY COMPENSATION TABLE

                                                                   LONG-TERM COMPENSATION
                                                                  ------------------------
                                                                    AWARDS
                                                                  -----------
                                                                  SECURITIES     PAYOUTS
                                            ANNUAL COMPENSATION   UNDERLYING   -----------
                                            --------------------    OPTIONS       LTIP        ALL OTHER
                                             SALARY      BONUS      GRANTED      PAYOUTS    COMPENSATION
  NAME AND PRINCIPAL POSITION      YEAR        ($)        ($)         (#)        ($) (1)       ($) (2)
-------------------------------  ---------  ---------  ---------  -----------  -----------  -------------
Wendell P. Hurlbut                 1995       379,167    346,500      30,000      131,105         2,310
  Chairman of the Board,           1994       350,000    358,750      30,000       --             2,310
  President and Chief Executive    1993       350,000     --          --           --             2,249
  Officer (3)

Robert W. Stevenson                1995       262,500    178,875      10,000       53,985         2,310
  Executive Vice President,        1994       250,000    196,875      15,000       --             2,310
  Chief Financial Officer,         1993       250,000     --          --           --             2,249
  Secretary and Treasurer

Robert W. Cremin                   1995       247,500    168,750      15,000       46,273         2,310
  Senior Vice President and        1994       235,000    170,406      10,000       --             2,310
  Group Executive                  1993       233,333     --          --           --             2,249

Larry A. Kring                     1995       222,500    135,000      10,000       42,416         2,310
  Group Vice President (4)         1994       210,000    135,500      10,000       --             2,310
                                   1993        50,114     --          75,000       --               782

Stephen R. Larson                  1995       208,333    126,000      10,000       42,416         2,310
  Group Vice President             1994       198,167    130,000      10,000       --             2,310
                                   1993       185,833     --          --           --             2,249

------------------------
(1) Payouts pursuant to the Company's long-term incentive plan.

(2) Amounts contributed to or accrued by the Company for the Named Executive Officer under the Company's 401(k) plan.

(3) Chairman of the Board, President and Chief Executive Officer since January 1993. Prior to that date, President and Chief Executive Officer of the Company.

(4) Group Vice President since August 1993.

OPTIONS GRANTED IN THE FISCAL YEAR ENDED OCTOBER 31, 1995

                            INDIVIDUAL GRANTS (1)
-----------------------------------------------------------------------------
                     NUMBER OF    % OF TOTAL                                   POTENTIAL REALIZABLE VALUE
                     SECURITIES    OPTIONS                                     AT ASSUMED ANNUAL RATES OF
                     UNDERLYING   GRANTED TO                                    STOCK PRICE APPRECIATION
                      OPTIONS     EMPLOYEES                                       FOR OPTION TERM (2)
                      GRANTEDS    IN FISCAL      EXERCISE                      --------------------------
       NAME             (#)          YEAR      PRICE ($/SH)   EXPIRATION DATE  0% ($)    5% ($)   10% ($)
-------------------  ----------   ----------   ------------   ---------------  -------   -------  -------
Wendell P. Hurlbut     30,000        29%          12.875      December, 2004      0      242,911  615,583
Robert W. Stevenson    10,000        10%          12.875      December, 2004      0       80,970  205,194
Robert W. Cremin       15,000        14%          12.875      December, 2004      0      121,455  307,792
Larry A. Kring         10,000        10%          12.875      December, 2004      0       80,970  205,194
Stephen R. Larson      10,000        10%          12.875      December, 2004      0       80,970  205,194

------------------------
(1) The above grants were made in December 1994 pursuant to the Company's 1987 Stock Option Plan. The exercise price of the options is equal to the fair market value of the common stock on the date of grant. The options vest at the rate of twenty-five percent per year on each of the first four anniversaries of the date of grant. In the event any person becomes the beneficial owner of 30% or more of the Common Stock, including by means of a tender offer, or upon approval by the Company's stockholders of a merger or similar transaction providing for the exchange of more than 50% of the Company's shares into cash, property or securities of a third party, all options held by the Named Executive Officers under the 1987 Stock Option Plan will become immediately exercisable.

(2) The potential realizable value is based on the assumption that the stock price for the Common Stock appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the ten year option term as specified by the Securities and Exchange Commission. These increases in value are based on assumptions required under the rules of the Securities and Exchange Commission and are not intended to forecast possible future appreciation, if any, of the Company's stock price. Actual realizable value, if any, on stock option exercises is dependent on the future performance of the Common Stock as well as the option holder's continued employment with the Company.

AGGREGATED OPTION EXERCISES IN THE FISCAL YEAR ENDED OCTOBER 31, 1995 AND FISCAL YEAR END OPTION VALUES

                                                              NUMBER OF SECURITIES
                                                             UNDERLYING UNEXERCISED      VALUE OF UNEXERCISED,
                                                                   OPTIONS AT           IN-THE-MONEY OPTIONS AT
                          SHARES ACQUIRED                   FISCAL YEAR END (#) (3)     FISCAL YEAR END ($) (4)
                            ON EXERCISE    VALUE REALIZED  --------------------------  --------------------------
          NAME                (#) (1)         ($) (2)      EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
------------------------  ---------------  --------------  -----------  -------------  -----------  -------------
Wendell P. Hurlbut              100,000        1,306,250      113,750        71,250      1,542,344       884,531
Robert W. Stevenson              50,000          493,750       76,250        28,750      1,082,501       368,751
Robert W. Cremin                 27,500          319,375       62,500        35,000        825,001       420,313
Larry A. Kring                  --               --            40,000        55,000        592,500       773,750
Stephen R. Larson                20,000          187,500       46,250        28,750        581,406       354,219

------------------------
(1) All of the shares were acquired under the cashless exercise procedure provided for in the Company's 1987 Stock Option Plan. The plan provides for payment of the exercise price of the options and federal taxes incurred upon such exercise by the optionees through withholding of shares otherwise issuable upon such exercise, valued at market on the date of exercise. The net number of shares issued pursuant to such exercise was as follows: Mr. Hurlbut, 35,927; Mr. Stevenson, 19,487; Mr. Cremin, 11,340; and Mr. Larson, 6,980.

(2) The value realized is the difference between the fair market value of the underlying stock at the time of exercise and the aggregate exercise price of the options.

(3) Exercisable/unexercisable amounts are as of October 31, 1995.

(4) Based on the closing price of the Common Stock on October 31, 1995 as reported by the New York Stock Exchange ($23.125), less the exercise price, multiplied by the number of in-the-money options held. There is no guarantee that, if and when these options are exercised, they will have this value.

LONG-TERM INCENTIVE PLANS -- AWARDS IN THE FISCAL YEAR ENDED OCTOBER 31, 1995

                                                                 ESTIMATED FUTURE PAYOUTS UNDER
                                                                            NON-STOCK
                                            PERFORMANCE OR              PRICE-BASED PLANS
                             NUMBER OF       OTHER PERIOD    ---------------------------------------
                           SHARES, UNITS   UNTIL MATURATION                  TARGET
          NAME            OR OTHER RIGHTS     OR PAYOUT      THRESHOLD ($)     ($)      MAXIMUM ($)
------------------------  ---------------  ----------------  -------------  ---------  -------------
Wendell P. Hurlbut              --            1995-1998           68,750      275,000       550,000
Robert W. Stevenson             --            1995-1998           25,000      100,000       200,000
Robert W. Cremin                --            1995-1998           25,000      100,000       200,000
Larry A. Kring                  --            1995-1998           22,500       90,000       180,000
Stephen R. Larson               --            1995-1998           22,500       90,000       180,000

    The above awards were made pursuant to the Company's long-term incentive compensation plan. Under this plan, payments are made either in cash or Common Stock, based on the Company's earnings per share and return on equity performance over a period of four years relative to the performance of a selected peer group of companies. No awards will be paid unless performance meets certain minimum standards. Partial payments are made based on performance through years two and three, with final awards paid after the fourth year of each cycle. (See Compensation Committee Report, below.)

RETIREMENT BENEFITS

    The Named Executive Officers are covered by a tax-qualified defined benefit retirement plan (which covers substantially all U.S. employees of the Company) and a Supplemental Executive Retire-ment Plan ("SERP") which require an employee contribution of 1% of annual compensation. Under the plans, benefits accrue until retirement, limited to 30 years of service, with normal retirement at age 65. Under the tax-qualified defined benefit retirement plan retirees are entitled to receive an annuity computed under a five-year average compensation formula, which includes salary, amounts earned under annual and long-term incentive compensation plans and amounts realized upon exercise of stock options, less expected Social Security benefits. The SERP provides benefits in excess of statutory limits and entitles retirees to receive an annuity computed under a restricted version of the five-year average compensation formula, which excludes amounts earned under the long-term incentive compensation plan and amounts realized upon exercise of stock options. The SERP provides that Mr. Hurlbut will receive retirement plan service maximums upon retirement at age 65. At the Board of Directors' discretion, such service maximums could be provided to Mr. Hurlbut should he retire early. The retirees may select either a life annuity or one of several forms of payment with an equivalent actuarial value.

    The approximate annual annuity payable upon retirement to the Named Executive Officers is shown in the following table. The amounts shown are for retirement at age 65. Benefits are integrated with Social Security based on the career average Social Security wage base in effect in 1995. To the extent the wage base is increased after 1995, the benefits payable under the retirement plan would be lower than the amounts shown.

PENSION PLAN TABLE

                                                              YEARS OF CREDITED SERVICE AT RETIREMENT
                                                  ---------------------------------------------------------------
AVERAGE COMPENSATION                                  10           15           20           25           30
------------------------------------------------  -----------  -----------  -----------  -----------  -----------
$100,000........................................  $    13,800  $    20,700  $    27,600  $    34,500  $    41,400
 250,000........................................       37,800       56,700       75,600       94,500      113,400
 400,000........................................       61,800       92,700      123,600      154,500      185,400
 550,000........................................       85,800      128,700      171,600      214,500      257,400
 700,000........................................      109,800      164,700      219,600      274,500      329,400
 850,000........................................      133,800      200,700      267,600      334,500      401,400

    The Named Executive Officers currently have the following completed years of credited service for purposes of the retirement plan: Mr. Hurlbut, 21; Mr. Stevenson 22; Mr. Cremin 18; Mr. Kring 2; and Mr. Larson 16.

TERMINATION AGREEMENTS

    The Company has entered into termination protection agreements with the Named Executive Officers which are designed to induce them to remain in the employ of the Company or any successor company in the event of certain changes in ownership or control by assuring compensation benefits if an officer is terminated "Without Cause" or resigns for "Good Reason," as defined in the agreements. In the event of such termination within two years after a change in ownership or control, the agreements provide for lump sum payments equal to twice the average compensation received during the prior two years, payment of certain legal fees and expenses associated with the termination, and insurance benefits for the remainder of the initial two-year period or until other full-time employment is accepted.

                         COMPENSATION COMMITTEE REPORT

EXECUTIVE COMPENSATION PRINCIPLES

    The Compensation & Stock Option Committee (the "Committee") is responsible for administering the compensation program for the executive officers of the Company. The Committee is composed exclusively of independent, non-employee directors who are not eligible to participate in any of the executive compensation programs.

    The Company's executive compensation practices are based on principles designed to align executive compensation with Company objectives, business strategy, management initiatives and financial performance. In applying these principles the Committee has established a program to:

- Support a performance-oriented environment that rewards performance not only with respect to the Company's annual results but also Company performance as compared to that of longer-term industry performance levels.

- Reward executives for long-term strategic management and the enhancement of shareholder values.

-  Attract and retain key executives critical to the success of the Company.

EXECUTIVE COMPENSATION PROGRAM

    Each executive's total compensation consists of both cash and equity-based compensation. The cash portion consists of salary, an annual incentive plan and a long-term incentive plan. The equity portion consists of awards under the employee stock option plan.

SALARY:

    The Committee determines the salary for key executive officers based upon surveys of salaries for positions of comparable responsibility taking into account competitive norms and the experience of the person being considered. Subsequent salary changes are based upon individual performance or changes in responsibilities.

ANNUAL INCENTIVE PLAN:

    At the beginning of the fiscal year, the Committee establishes a "target" award amount for each executive (stated as a percentage of the executive's base salary) and performance measurement goals for the year. The award amount calculated pursuant to the plan formula can range from 0% to 150% of each executive's "target" award amount.

    After award amounts are computed under the plan formulae, the Committee may, at its discretion, adjust the actual amount paid to each executive upward or downward by as much as 25% of the greater of the executive's computed award or the executive's target award amount. The ability of the Committee to make subjective adjustments to award amounts was added during 1994 to reflect the Committee's concern that the performance of the Company measured against the goals established at the beginning of the year may not fully reflect the achievements of the management. No award may exceed 112.5% of the executive's base salary.

    For 1995 the Committee selected earnings per share as the sole performance goal. Award amounts computed under the plan formula ranged from 45% to 90% of base salary. No subjective adjustments were made in 1995.

LONG-TERM INCENTIVE PLAN:

    Under the long-term incentive compensation plan the Committee establishes a new four-year cycle each year and reviews and approves the target participation level of executive officers for each new cycle. The plan ties actual payouts to performance of the Company (measured by return on equity and growth in earnings per share) relative to the performance of a selected peer group of companies which, in the aggregate, are intended to reflect the diversified manufacturing activities of the Company and the markets in which its products are sold. The plan requires minimum performance levels and sets maximum payouts. Based on cumulative performance for each four-year cycle, partial awards are paid after the second and third years of each cycle, with final awards paid after the fourth year of each cycle. In 1994 the Committee amended the plan to establish discretionary authority to adjust actual payments under the plan upward or downward by as much as 25% of the greater of the executive's computed award or the executive's target award amount and has retained additional discretion to determine if awards are paid in cash or in shares of the Company's common stock. In 1995, awards to each participant were 185% of their respective targets.

STOCK OPTION PLAN:

    The portion of the long-term incentives provided from stock options contemplates that the Company's assessment of the annual future gain potential of an executive's previously granted stock options should be approximately equal to the targeted annual payment from the long-term incentive compensation plan. The Committee periodically reviews each executive's situation in this light and grants additional options if deemed needed. In December 1994 and 1995, 85,000 and 65,000 stock options were granted to officers, respectively.

CHIEF EXECUTIVE OFFICER (CEO) COMPENSATION

    The Compensation Committee believes the CEO's compensation should be structured so that the payouts from the annual incentive plan and the long-term incentive compensation plan relate closely to the Company's income and has followed a policy of providing the CEO a compensation package for target Company performance which, in addition to base salary, would pay cash incentives of up to 125% of salary. Additionally, approximately 75% of salary is targeted to be earned through annual gains from stock options. On January 1, 1995 and 1996, the CEO's salary was increased to $385,000 and $405,000, respectively. Based on the Company's strong performance in the fiscal year ended October 31, 1995, his award under the 1995 annual incentive plan was $346,500 (90% of base salary), and under the long-term incentive plan for performance at 185% of target was $131,000 (34% of salary). In December 1994 and 1995, the Committee awarded the CEO options to purchase 30,000 and 20,000 shares, respectively, of Common Stock at fair market value on the date of grant.

    Annually the Committee separately reviews the CEO's salary and participation levels in both the annual incentive plan and long-term incentives.

                                          Respectfully submitted,

                                          ROBERT F. GOLDHAMMER, CHAIRMAN
                                          E. JOHN FINN
                                          MALCOLM T. STAMPER

                      COMMON STOCK PRICE PERFORMANCE GRAPH

    The following graph compares the cumulative total return to shareholders on the Company's Common Stock during the years 1990 through 1995, with the cumulative total return of the Standard & Poor's 500 Stock Index and the Standard & Poor's High Technology Composite Index. The cumulative total return on the Company's Common Stock and each index assumes the value of each investment was $100 on October 31, 1990, and that all dividends were reinvested. The measurement dates plotted above indicate the last trading date of each fiscal year shown. The stock price performance shown in the graph is not necessarily indicative of future price performance.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                 ESTERLINE
               TECHNOLOGIES       S&P 500 STOCK INDEX   S&P HIGH TECHNOLOGY COMPOSITE INDEX
1990                         100                   100                                   100
1991                         196                 133.5                                 125.9
1992                         166                 146.8                                 127.1
1993                         128                 168.7                                 157.9
1994                         211                 175.2                                 191.7
1995                         394                   222                                   290

                       SELECTION OF INDEPENDENT AUDITORS

    The selection by the Board of Directors, on the recommendation of the Audit Committee, of Deloitte & Touche LLP, Seattle, Washington, as independent auditors to audit the financial statements of the Company for the fiscal year ending October 31, 1996, is to be submitted to the meeting for ratification. Said firm has audited the financial statements of the Company since 1987.

    Representatives of Deloitte & Touche LLP present at the 1996 annual meeting will be given the opportunity to make a statement if they wish to do so, and will be available to respond to appropriate questions.

    The Company is not obligated by law or its Certificate of Incorporation or Bylaws to seek ratification of the directors' selection of auditors but does so as a matter of corporate policy. If the selection of auditors is not ratified by shareholders, the Board may continue to use Deloitte & Touche LLP as auditors or select new auditors if in the opinion of the Board such a change would be in the best interest of the Company and its shareholders; any such change would not be expected to be submitted to shareholders for ratification prior to the 1997 annual meeting.

    The affirmative vote of a majority of the votes cast by shareholders present in person or by proxy and entitled to vote at the meeting is required to ratify the appointment of Deloitte & Touche LLP as independent auditors.

            COMPLIANCE WITH FORMS 3, 4 AND 5 REPORTING REQUIREMENTS

    Based solely upon a review of Reports on Forms 3, 4 and 5 and any amendments thereto furnished to the Company pursuant to Section 16 of the Securities Exchange Act of 1934, as amended, and written representations from the executive officers and directors that no other Reports were required, the Company believes that all of such Reports were filed on a timely basis by executive officers and directors during 1995.

                                 OTHER MATTERS

    As of the date of this proxy statement the only matters which management intends to present at the meeting are those set forth in the notice of meeting and in this proxy statement. Management knows of no other matters which may come before the meeting. However, if any other matters properly come before the meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person or persons voting as proxies.

                         SHAREHOLDER PROPOSALS FOR 1997

    An eligible shareholder who wants to have a qualified proposal considered for inclusion in the proxy statement for the 1997 annual meeting must notify the Secretary of the Company. The proposal must be received at the Company's executive office no later than September 14, 1996. A shareholder must have been a registered or beneficial owner of at least one percent of the Company's outstanding common stock or stock with a market value of $1,000 for at least one year prior to submitting the proposal, and the shareholder must continue to own such stock through the date on which the meeting is held.

                                          By order of the Board of Directors

                                          ROBERT W. STEVENSON
                                          EXECUTIVE VICE PRESIDENT,
                                          CHIEF FINANCIAL OFFICER, SECRETARY
                                          AND TREASURER

                                          January 16, 1996

                                                                 /x/ Please mark
                                                                      your votes
                                                                      as in this
                                                                      example.



(1) Election of the following Nominees as Directors to serve a term of three years:
    E. John Finn, Robert F. Goldhammer,
    Jerome J. Meyer

    FOR   WITHHELD  EXCEPT
    / /    / /      / /

INSTRUCTION: To withhold authority for any individual nominee, print that nominee's name in the following space:


                                                       FOR  WITHHELD  ABSTAIN

(2) Ratification of Deloitte & Touche LLP as the        / /     / /      / /
    Company's independent auditors for fiscal year 1996.

(3) In their discretion, the holders of this           / /     / /      / /
    proxy are authorized to vote upon such other business as may properly come before the meeting or any adjourment or postponement thereof.


This proxy, when properly executed, will be voted in the manner directed on this proxy card. Management recommends a vote FOR all nominees designated on this proxy card and FOR each of the proposals referred to hereon; if no specification is made, a vote FOR all of said nominees and FOR approval of all of said proposals will be entered.

The undersigned hereby revokes any proxy or proxies heretofore given for such shares and ratifies all that said proxies or their substitutes may lawfully do by virtue hereof.



Signature(s)                                                Date
            -----------------------------------------------     ---------------

Please sign exactly as name appears on this proxy. If stock is held jointly, each owner should sign. Persons signing in a representative capacity should give their title.

PLEASE PROMPTLY DATE, SIGN AND RETURN THIS PROXY CARD.

-------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

                       ESTERLINE TECHNOLOGIES CORPORATION


           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Wendell P. Hurlbut and Robert W. Stevenson and each of them as proxies, each with full power of substitution, to represent and vote for and on behalf of the undersigned, the number of shares of common stock of Esterline Technologies Corporation that the undersigned would be entitled to vote if personally present at the annual meeting of shareholders to be held on March 6, 1996, or at any adjournment thereof. The undersigned directs that this proxy be voted as follows:



                   (CONTINUED AND TO BE SIGNED ON OTHER SIDE)


-------------------------------------------------------------------------------
                              FOLD AND DETACH HERE